UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

International Thoroughbred Breeders, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

460491889
(CUSIP Number)

December 29, 2005
(Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[
]
Rule 13d-
1(b)
[X]
Rule 13d-
1(c)
[
]
Rule 13d-
1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(continued on following pages)




1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
PDS Gaming Corporation            FEIN  41-1605970
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
(a)
0
(b)
0
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
Minnesota
NUMBER OF
SHARES
BENEFICIALL
Y
OWNED BY
EACH
REPORTING
PERSON
WITH

5
SOLE VOTING POWER
800,000 shares

6
SHARED VOTING POWER
 N/A

7
SOLE DISPOSITIVE POWER
800,000 shares

8
SHARED DISPOSITIVE POWER
N/A
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
800,000 shares
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See Instructions)	?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.04%
12
TYPE OF REPORTING PERSON (See Instructions)
CO




Item 1.

(a
)
Name of
Issuer:
International Thoroughbred Breeders, Inc.

(b
)
Address of Issuer's
Principal Executive Offices:
1105 N. Market St., Suite 1300, P.O.
Box 8985, Wilmington, DE 19889


Item 2.

(a
)
Name of Person
Filing:
PDS Gaming Corporation

(b
)
Address of Principal Business
Office or, if none, Residence:
6280 Annie Oakley Drive, Las
Vegas, NV 89120

(c
)
Citizen
ship:
Minnesota

(d
)
Title of Class
of Securities:
Common Stock

(e
)
CUSIP
Number:
460491889

Item
3.
If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-
2(b) or (c), check whether the person filing is a: N/A

(a
)
[

]
Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

(b
)
[

]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c
)
[

]
Insurance company as defined in section 3(a)(19) of the Act (15
U.S.C. 78c).

(d
)
[

]
Investment company registered under section 8 of the Investment
Company Act of 1940 (15 U.S.C 80a-8).

(e
)
[

]
An investment adviser in accordance with ?240.13d-
1(b)(1)(ii)(E);

(f
)
[

]
An employee benefit plan or endowment fund in accordance with ?240.13d-1(b)(1)(ii)(F);

(g
)
[

]
A parent holding company or control person in accordance with ?
240.13d-1(b)(1)(ii)(G);

(h
)
[

]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i
)
[

]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);

(j
)
[

]
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).

Item
4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a
)
Amount
beneficially
owned:
800,000

(b
)
Percent
of class:
7.04%

(c
)
Number of shares as to which
the person has:



(i
)
Sole power to vote or to
direct the vote:
800,000


(i
i)
Shared power to vote or
to direct the vote:
N/A


(i
ii
)
Sole power to dispose or to
direct the disposition of:
800,000


(i
v)
Shared power to dispose or to
direct the disposition of:
N/A





Item
5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following [   ].

Not applicable.

Item
6.
Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item
7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item
8.
Identification and Classification of Members of the Group

Not applicable.

Item
9.
Notice of Dissolution of Group

Not applicable.

Item
10.
Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



										January 6, 2006

										Date


									/s/ PETER D. CLEARY

										Signature


								    Peter D. Cleary,
President
										Name/Title
OMB APPROVAL
OMB Number: 3235-0145
Expires: December 31,2005
Estimated average burden
hours per response. . . 11


SCHEDULE 13G



7